Form 10KSB, Exhibit 13
period 1999-12-31
SURGICAL SAFETY PRODUCTS INC
filed 2000-03-31
CIK 1063530

EXHIBIT 13.1

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
               the Securities Exchange Act of 1934 (Amendment No.)


                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

   Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Surgical Safety Products, Inc.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than Registrant

 [X] No fee required
   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
   (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
   (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
   (5) Total fee paid:
--------------------------------------------------------------------------------
   [ ] Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

   (1) Amount previously paid:
--------------------------------------------------------------------------------
   (2) Form, Schedule or Registration Statement No:
--------------------------------------------------------------------------------
   (3) Filing party:
--------------------------------------------------------------------------------
   (4) Date Filed:
--------------------------------------------------------------------------------

                         SURGICAL SAFETY PRODUCTS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be Held on February 28, 2000

To the Stockholders of Surgical Safety Products, Inc.

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Surgical Safety Products, Inc., a New York corporation (the "Company"), will be held on February 28, 2000 at the offices of Surgical Safety Products, Inc., located at 2018 Oak Terrace, Sarasota, Florida 34231 at 10:00 AM for the following purposes:

1. To elect nine (9) members to the Board of Directors to serve for a term of one (1) year until the next annual meeting and until their successors are duly elected and qualified.

2. To amend the Company's Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 20,000,000 to 100,000,000.

3.   To approve the Company's 2000 Stock Plan.

4. To consider and act upon a proposal to ratify the appointment of Kerkering, Barbario & Co., P.A. as the Company's independent public accountants for the fiscal years ending December 31, 2000.

5. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

            The Board of Directors has fixed the close of business on February 8, 2000 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such Stockholders will be available for inspection at the Company's offices at 2018 Oak Terrace, Sarasota, Florida 34231 during ordinary business hours for the ten-day period prior to the Annual Meeting.

            All Stockholders are cordially invited to attend the Annual Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience.

                                                BY ORDER OF THE BOARD OF DIRECT

                                                David Collins
                                                Corporate Secretary

Sarasota, Florida
February 7, 2000

                         SURGICAL SAFETY PRODUCTS, INC.
                                2018 OAK TERRACE
                             SARASOTA, FLORIDA 34231



                                                                February 7, 2000


Dear Stockholder,

            You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Surgical Safety Products, Inc. (the "Company") to be held at the offices of Surgical Safety Products, Inc. on February 28, 2000 at 10:00 AM, located at 2018 Oak Terrace, Sarasota, Florida 34231.

            At the Annual Meeting, nine (9) people will be elected to the Board of Directors. The Board of Directors recommends the election of the nine (9) nominees named in the Proxy Statement. In addition, the Company will ask the Stockholders to: approve and adopt an amendment to the Company's Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock; approve the Company's 2000 Stock Plan; and ratify the selection of Kerkering, Barbario & Co. P.A. as the Company's independent public accountants.

            Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card. This will ensure your proper representation at the Annual Meeting.


                                         Sincerely,


                                         Dr. G. Michael Swor,
                                         Chairman of the Board and
                                         Chief Executive Officer




                             YOUR VOTE IS IMPORTANT
                  PLEASE REMEMBER PROMPTLY TO RETURN YOUR PROXY

                         SURGICAL SAFETY PRODUCTS, INC.
                                2018 OAK TERRACE
                             SARASOTA, FLORIDA 34231
                                 (941) 927-7874

                            -------------------------
                                 PROXY STATEMENT
                            -------------------------

GENERAL INFORMATION

            This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Surgical Safety Products, Inc. (the "Company" or "SSP"), a New York corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the offices of Surgical Safety Products, Inc., located at 2018 Oak Terrace, Sarasota, Florida 34231 on February 28, 2000 at 10:00 AM, and any adjournments thereof (the "Meeting").

            Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted (1) FOR the election of the nine (9) nominees for Director named herein, (2) FOR the amendment of the Company's Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 20,000,000 to 100,000,000,
(3) FOR the approval of the Company's 2000 Stock Plan, and (4) FOR the ratification of the appointment of Kerkering, Barbario & Co. P.A. as the Company's independent public accountants for the fiscal year ending December 31, 2000.

            You can revoke your proxy at any time before the voting at the Meeting by sending a properly signed written notice of your revocation to the Corporate Secretary of the Company, by submitting another proxy that is properly signed and bears a later date or by voting in person at the Meeting. Attendance at the Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to: Surgical Safety Products, Inc., 2018 Oak Terrace, Sarasota, Florida 34231, Attention:
Corporate Secretary.

            Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.001 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting. With respect to the tabulation of proxies for purposes of constituting a quorum, abstentions and broker non-votes are treated as present. For purposes of the proposal to amend the Company's Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock (Item 2), abstentions and broker non-votes will have the effect of a negative vote, and for purposes of each of the other proposals, abstentions and broker non-votes will have no effect on the vote.

            The close of business on February 8, 2000 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of that date, the Company had 14,515,373 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by Stockholders. This Proxy Statement and the accompanying proxy are being mailed on or about February 18, 2000 to all Stockholders entitled to notice of and to vote at the Meeting.

            The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex, and other electronic means, and personal solicitation by the Directors, officers or employees of the Company. No additional compensation will be paid to Directors, officers or employees for such solicitation.

            The Form 10KSB for the fiscal year ended December 31, 1998 and the Form 10QSB for the period ended September 30, 1999 is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

                                 SHARE OWNERSHIP

            The following table sets forth certain information as of December 31, 1999, concerning the ownership of Common Stock by (i) each current member of the Board of Directors of the Company, (ii) each nominee of the Board of Directors of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing under "Executive Compensation," below and (iv) all current Directors, the nominee and executive officers of the Company as a group. No Stockholder of the Company is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                         Shares Beneficially Owned (1)

Name and Address                         Type of          Number
Current and Nominee Directors:           Security        of Shares         Percentage
-------------------------------        -------------     -----------       -----------
Dr. G. Michael Swor                       Common         3,763,890 (2)         25.93%
Frank M. Clark                            Common            62,000 (3)           .43%
Donald K. Lawrence                        Common           250,000 (4)          1.72%
James D. Stuart                           Common           730,198 (5)          5.03%
Irwin Newman                              Common               -0-              0.00%
Sam Norton                                Common           103,400 (6)           .71%
David Swor                                Common           523,445 (6)          3.61%
Dr. William B. Saye                       Common            50,000 (6)           .34%
David Collins                             Common            34,000 (3)           .23%
All Executive Officers and                                   5,516,933         38.00%
Directors as a Group (nine (9)
persons)

(1) The percentages are based upon 14,515,373 shares of Common Stock outstanding, including the 6,000 shares to Ten Peaks for which the Company is obligated, but has not delivered due to its belief that Ten Peaks has failed to perform. In addition to the shares owned by the Executive Officers and Directors, said officers and directors own (including those beneficially held) options to purchase 5,497,149 shares of the Company's Common Stock (without regard to the additional options to Dr. Saye which accrue at the rate of 8,333 per month after December 31, 1999) pursuant to Employee and Consultant Stock Option Plans adopted in 1994, 1998 and 1999. In the event all such options to purchase were exercised, this group would own a total of 11,014,082 shares of the Company's Common Stock which would represent 55.04% of the total shares of Common Stock outstanding. Under the 1994 ESOP, 1998 Revised ESOP and 1999 Revised ESOP, none of these options may be exercised within 60 days unless registered.

(2) This includes 631,260 owned by Dr. Swor's wife of which he is deemed the beneficial owner.

(3) In April 1999, Mr. Clark and Mr. Collins received 12,000 and 34,000 shares, respectively, of the Company's restricted Common Stock in lieu of salary in the amount of $7,812 due to Mr. Clark and consulting fees equal to $23,410 due to Mr. Collins.

(4) Mr. Lawrence received his shares of restricted Common Stock as part of the acquisition of all of the assets of Endex by the Company.

(5) These shares are a portion of the 816,619 shares which Mr. Stuart received as a gift from Dr. Swor in 1996.

(6) Each of these Directors purchased 50,000 shares of the Company's restricted Common Stock and warrants to purchase 25,000 shares of the Company's restricted Common Stock exercisable at the price of $1.00 for a term of five (5) years on the same terms as other investors in a self-directed private placement commenced by the Company in April 1999.

                                   MANAGEMENT

Directors

     The Company's Bylaws provide for a Board of Directors, the number of which may be set from time to time by resolution. The Board of Directors currently consists of nine (9), all of which are standing for re-election. For information on the Directors being nominated for election, see "Election of Directors (Item
1)."

            The names of the Company's Directors and certain information about them are set forth below:

Name                              Age      Position(s) with Company
-----------------------           ----     ----------------------------------
Dr. G. Michael Swor               42       Chairman and Chief Executive Officer
4485 S. Shade Avenue
Sarasota, FL 34237

Frank M. Clark (1)(2)             67       Director
7313 Oak Leaf Way
Sarasota, FL 34241

Donald K. Lawrence (1)            37       Director, President and Chief
716 Edgemer Lane                           Operating Officer
Sarasota, FL 34242

David Collins           (1)       58       Director, Acting Chief Financial
6210 Sun Boulevard                         Officer,Treasurer and Secretary (3)
St. Petersburg, FL 33715

James D. Stuart                   42       Director
880 Jupiter Park Drive
Suite 14
Jupiter, FL 33458

Irwin Newman (2)                  51       Director
1515 SW 22nd Avenue Circle
Boca Raton, FL 33486

Sam Norton                        40       Director and Chairman of the Stock
1819 Main Street                           Compensation Committee
Suite 610
Sarasota, FL 34236

David Swor                        67       Director
6385 Presidential Court
Suite 104
Fort Meyers, FL 33919

Dr. William B.Saye (1)            60       Director and Medical Director of
4614 Chattahoochee Crossing                ALTC VirtualLabs
Marietta, GA 30067



(1) Except for Mr. Clark, Mr. Lawrence, Dr. Saye and Mr. Collins, who had no role in founding or organizing the Company, the above-named persons may be deemed to be "promoters" and "parents" of the Company, as those terms are defined under the Rules and Regulations promulgated under the Act.


(2) Mr. Collins is not engaged as a full time employee of the Company. He is devoting and will continue to devote such time as required to fulfill the obligations as the Company's Acting Chief Financial Officer, Treasurer and Secretary. At such time as the Company has sufficient additional revenue or is successful in securing additional funding from outside sources, it is intended that Mr. Collins will be employed by the Company as the Chief Financial Officer and that he will devote his full time to the business of the Company.

     G. Michael Swor, M.D., M.B.A, age 42, has served as Chairman of the Board and Medical/Technical Advisor of the Company since its inception in 1992 and served as Treasurer to the Company from June, 1998 until January 31, 2000 and has served as Chief Financial Officer of the Company since February 2000.

     Dr. Swor, a board certified, practicing physician with a specialty in OB/GYN, is the founder of Surgical. From 1992 until June 12, 1998, Dr. Swor also served as President and CEO. With a Masters in Business Administration, Dr. Swor's duties for the Company include investor relations, corporate financing, and overall corporate policy and management. He is a clinical assistant professor in the OB/GYN department at University of South Florida. Dr. Swor was the inventor of SutureMate(R) and Prostasert(TM) and the original holder of the patents issued to each of these products. Dr. Swor has written numerous articles, published the "Surgical Safety Handbook," and given numerous lectures on safety and efficiency in the surgical environment. His professional affiliations include American College of Surgeons, American College of Obstetrics and Gynecology and the Florida Medical Association. From 1996 until the present, Dr. Swor has acted as an independent consultant for Concise Advise which provides consulting services related to product development, patent, research, distribution, joint venture, mergers and other business issues. From 1994 through 1996, Dr. Swor oversaw the operation of WDC. From 1987 through 1995,Dr. Swor was the managing partner of Women's Care Specialists/Physicians Services Inc. where he oversaw four (4) physicians, two (2) practitioners and a staff of over twenty five (25). From 1987 through 1992, Dr. Swor was a partner and board member of Women's Ambulatory Services, Inc., a diagnostic testing facility. From 1982 through 1985, Dr. Swor was the President of University of Florida at Jacksonville, Health Sciences Center resident staff association with over 200 members. Dr. Swor received a B.A degree in 1978 from the University of South Florida, a M.D. degree from the University of South Florida College of Medicine in 1981, and an M.B.A. degree from the University of South Florida in 1998. From 1981 through 1985 he received his training in OB/GYN from the University of Florida Department of Obstetrics and Gynecology in Jacksonville, Florida. He has received several special achievement awards including being honored by the University of South Florida in May, 1998 with the Alumni Award for Professional Achievement.

     Frank M. Clark, age 67, has served as a Director since June, 1998.

     Mr. Clark was President and Chief Executive Officer of the Company from June 1998 until January 31, 2000. Currently, Mr. Clark provides consulting services to the Company. While serving in those capacities, he was responsible for the day to day operations of the Company and was responsible for new product development and manufacturing and manages new business ventures, including mergers, acquisitions, joint ventures, strategic alliances and licensing/distribution agreements for the Company. Mr. Clark also serves on the Board of GenSci Regeneration Sciences, Inc. From 1991 to 1997, Mr. Clark was Chairman and CEO of Corporate Consulting Services Group where his primary activities were providing consulting services to start-up companies, under-performing companies and training people in career transitions. From 1984 to 1991, Mr. Clark was COO and Executive Vice President of Right Associates, a consulting firm with responsibilities for business development with Fortune 100 corporations for which he acted. He acquired a Los Angeles based consulting firm and became the Managing Principal. From 1981 to 1984, Mr. Clark was a Vice President of National Medical Care, a subsidiary of W.R. Grace, Inc. where his innovative marketing leadership helped the company recapture a dominant share of the dialysis market. From 1978 to 1981, Mr. Clark served as President, Corporate

Vice President and a Director of R.P. Scherer, Inc., the world's leading producer of soft gelatin capsules where he was in charge of worldwide businesses. From 1959 to 1978, Mr. Clark was employed by Johnson & Johnson, Inc., first with Ethicon, Inc. where he served as a Vice President and Director, then with Ethnor Medical Products where he was a Vice President, General Manager and a Director and then with Stimulation Technology, where he served as Executive Vice President and a Director. From 1956 to 1958, Mr. Clark was employed by Federated Department stores in the executive training program at Bloomingdales in New York City. Mr. Clark received a certificate from Teachers College in Connecticut in 1955.

     Donald K. Lawrence, age 37, has served as a Director since January 1998, served as Vice President, Sales & Marketing and Secretary from May, 1997 until January 31, 2000, served as Executive Vice President from January, 1998 until January 31, 2000 and has served as President and Chief Operating Officer since February 2000.

     Mr. Lawrence's responsibilities include sales management, market planning, advertising, and management for Compliance Plus products and as the Executive Director of OASiS. His arrival to the Company was facilitated by the Company's acquisition in 1997 of InterActive PIE Multimedia, Inc., of which Mr. Lawrence was founder and Chief Executive Officer. From February 1996 until February 1997, Mr. Lawrence was the CEO of InterActive PIE. From December 1991 until February 1996, Mr. Lawrence was employed by Ethicon Endo-Surgery/Johnson & Johnson as a surgical sales representative. From July 1989 until December 1991, Mr. Lawrence acted as a surgical sales representative for Davis and Geck. Prior to entering the area of medical device sales, from February 1985 until July 1989, Mr. Lawrence was an account executive with DHL Worldwide Express. During college, Mr. Lawrence was an independent dealer for Southwestern Publishing Co. Mr Lawrence received a B.S degree in Marketing and Communications in 1984 from Appalachian State University.

     David Collins, age 58, has served as a Director since January 1999 and its Acting Chief Financial Officer since March 1999 and has served as its Treasurer and Secretary since February 2000.

     Mr. Collins responsibilities include overseeing the financial affairs of the Company on a part time basis and he is currently engaged as a consultant to the Company. Mr. Collins devotes such time as is necessary to fulfill his duties to the Company. During 1997 and 1998, Mr. Collins was Controller for the Sales and Marketing Division for GES Exposition Services, a subsidiary of the NYSE listed Viad Corporation. From 1993 to 1996, Mr. Collins was General Manager and Chief Financial Officer of Spectra Services Corporation. From 1989 to 1992, Mr. Collins was a Partner and Consultant to Quantum Corporation, a venture capital firm. From 1977 to 1988, Mr. Collins rose from Controller to Vice President of Finance (1982) and then to Vice President of Finance and Chief Financial Officer
(1984) of R.P. Scherer Corporation, a NYSE listed company. From 1975 to 1977, Mr. Collins was Vice President and Controller of Wheelhorse Products, a subsidiary of American Motors/Chrysler. From 1971 to 1975, Mr. Collins rose from Controller of the Midwest Dental Division to Vice President and Controller of the American Hospital Division of American Hospital Supply Corporation (1974). From 1969 to 1971, Mr. Collins was a Senior Auditor and Consultant in Public Accounting with Deloitte & Touche. Mr. Collins received a BSBA from

Northwestern University in 1964 and a MBA from the Kellogg Graduate School of Management at Northwestern University in 1967. He became a Certified Public Accountant in the State of Illinois in 1971.

     James D. Stuart, age 42, has served as a Director since 1993, initially acting as Director of Marketing and Sales.

     Mr. Stuart served as Executive Vice President from 1993 until June, 1998 and initially acted as the Director of Marketing and Sales. During his time as an officer of the Company, Mr. Stuart was responsible for new product development and manufacturing and manages new business ventures, including mergers, acquisitions, joint ventures, strategic alliances and licensing/distribution agreements for the Company. From November 1994 until July 1996, Mr. Stuart acted as President and CEO of WDC and was responsible for managing and operating the facility. From March 1986 until May 1993, Mr. Stuart was employed by Liquid Air Corporation, Buld Gases Division first as a Business Manager for South Florida and then as a Program Manager for Food Freezing. From February 1981 until February 1986, Mr. Stuart was employed by NCR Corporation in the Systemedia Division initially as a Territory Manager and then as a Senior Account Manager. Mr. Stuart received a B.A. degree in marketing in 1980 from the University of South Florida.

     Irwin Newman, age 51, has served as a Director since 1993

     Currently, Mr. Newman provides financial advisory services to the Board of Directors. From 1993 to the present, Mr. Newman has served as the President and CEO of Jenex Financial Services, Inc. ("Jenex"). Mr. Newman is the principal of Jenex. Mr. Newman is and has been a practicing attorney since 1973. From 1993 to 1998, Mr. Newman served as Vice President and General Counsel for Boca Raton Capital Corporation, a publicly owned, NASDAQ listed investment holding company where he completed an Initial Public Offering for a $4 million subsidiary, completed a $3.5 million secondary offering and was responsible for shareholder and investor relations. From 1983 to 1988, Mr. Newman served with the New York Stock Exchange firms of Gruntal & Co. and Butcher and Signer, specializing in common and preferred stocks, options, municipal and corporate bonds and GNMA's. During part of this period, he broadcast a daily television market comments program over the Financial News Network. Mr. Newman received a B.S. degree in Business Administration from Syracuse University in 1970 and a J.D. degree from the University of Florida in 1973.

     Sam Norton, age 40, has served as a Director since 1992.

     Mr. Norton provides business and legal advisory services to the Board of Directors. Mr. Norton is the Chairman of the Stock Compensation Committee. Mr. Norton is an attorney with the firm Norton, Gurley, Hammersley & Lopez, P.A. in Sarasota, Florida. Mr. Norton practices primarily in the areas of real estate, banking, corporate and business transactions and is a Florida Bar board certified real estate specialist, having earned such certification in 1991. He has practiced law in Sarasota since 1985 and is the past Chairman of the Joint Committee of the Sarasota Board of Realtors/Sarasota County Bar Association. Mr. Norton is active in Sarasota civic organizations and currently serves as a member of the Board of Directors of Sarasota Bank. Mr. Norton graduated from the University of Florida in 1981 and earned a J.D. degree from Stetson University

School of Law in 1984 where he graduated Cum Laude. While in law school, Mr. Norton was chosen to serve on the Law Review. He was admitted to the Florida Bar in 1985.

     David Swor, age 67, has served as a Director since 1992.

     Mr. Swor, who is the father of Dr. Swor, provides business advisory services for the Board of Directors. From 1985 until the present, Mr. Swor had been engaged in the real estate brokerage business as the owner of Swor, Inc. The firm specializes in the development of commercial real estate properties along with operating other related business interest, holdings and investment properties. From 1992 to the present, Mr. Swor has been a member of the Board of Directors of SunTrust Bank in Sarasota, Florida. From 1974 until 1985, Mr. Swor was a co-owner of the real estate firm of Swor & Santini, Inc. which specialized in commercial real estate and investments. From 1973 until 1975, Mr. Swor was a realtor with Russ Gorgone, Inc. From 1971 until 1973, Mr. Swor was Vice President and co-owner of Carroll Oil Company, which operated a Texaco distributorship in Fort Myers, Florida. From 1959 until 1971, Mr. Swor was a salesman for Texaco and from 1958 until 1959, Mr. Swor was in advertising sales for the Orlando Sentinel Star. Mr. Swor received a B.A. degree from the University of Kentucky in 1955 and holds teaching certificates from the states of Kentucky and Florida.


     William B. Saye, MD, FACOG, FACS, age 60, has served as Medical Director of ALTC VirtualLabs since November 1998 and as a Director since January, 1999.

     Dr. Saye is the founder, CEO and Medical Director of ALTC. ALTC was started in 1990. Dr. Saye is also the Clinical Assistant Professor of OB/GYN for Emory University School of Medicine in Atlanta, Georgia. Dr. Saye, with another pioneering surgeon, made medical history when he performed the first laparoscopic cholecystectomy (removal of the gall bladder) in the United States. In the past nine (9) years, Dr. Saye has been instrumental in training more than 15,000 surgeons in various laparoscopic techniques and spearheaded the development of a new minimally invasive therapy, laparoscopic Doderlien hysterectomy. Dr. Saye received a BS from Georgia Institute of Technology in 1962 and his MD degree from Tulane University Medical School in 1965. Dr. Saye is board certified in Obstetrics and Gynecology and in Advance Operative Paparoscopy. Dr. Saye is the author of numerous articles on laparoscopic surgery and techniques.

Committees of the Board and Meetings

     During the fiscal year ended December 31, 1999, there were four (4) meetings of the Board of Directors, and there were no formal meetings of the Stock Compensation Committee of the Board of Directors. No Director attended fewer than fifty percent (50%) of the total number of meetings of the Board of Directors and its Committees on which he served during the fiscal year. In addition, the members of the Board of Directors and its Committee acted at various times by unanimous written consent pursuant to New York law.

     The Stock Compensation Committee, which did not met during fiscal 1999, currently has three members, Irwin Newmann, David Swor and Sam Norton. Mr. Norton is the Chairman. The Stock Compensation Committee reviews, approves and makes recommendations on the Company's stock compensation plans, compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Committee also oversees the retention and development of key management employees of the Company. The Committee administers the Company's stock plans.
Compensation of Directors

            The Company's policy is not to pay cash compensation to members of the Board for serving as a Director or for their attendance at Board meetings or Committee meetings. Directors are eligible to participate in the Company's stock plans.

Executive Officers

            All of the Company's Executive Officers are Directors of the Company. The executive officers serve at the pleasure of the Board of Directors and the Chief Executive Officer.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

            The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Executive Officers as executive officers of the Company through June 30, 1999 (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended December 31, 1998.

                                                                    Long Term Compensation
                                                            ------------------------------------
                         Annual Compensation                         Awards             Payouts
--------------------------------------------------------    -------------------------  ---------
(a)          (b)     (c)           (d)          (e)          (f)           (g)            (h)       (i)
                                                Other        Restricted    Securities
Name and                                        Annual       Stock         Underlying               All Other
Principal                                       Compen-      Award(s)      Options/       LTIP      Compen-
Position     Year    Salary ($)    Bonus ($)    sation ($)   ($)           SARs  (f)      Payouts   sation ($)
                                                                                                    (1)

G.           1996         -                                                                         5,280
Michael      1997         -                                                                         4,877
Swor,        1998    32,500                                                                         5,400
Chairman     1999    47,500                                                  20,000                 5,400
of the
Board
and Chief
Executive
Officer
(2)
-----------------------------------------------------------------------------------------------------------
Frank M.     1996         -
Clark        1997         -
President    1998    32,731                                  50,000         70,417
and CEO      1999    57,477                                  12,000         20,000
into 2000
(3)
-----------------------------------------------------------------------------------------------------------
Donald       1996         -
K.           1997    16,675                                  13,657
Lawrence     1998    57,278                                                 17,604
President    1999    57,499                                                170,000
and Chief
Operating
Officer
(4)
-----------------------------------------------------------------------------------------------------------
James D.      1996    49,536                                                                        8,944
Stuart        1997    47,166                                                                        5,676
Former        1998     6,000                                                                        4,020
Executive
Vice
President
(6)
-----------------------------------------------------------------------------------------------------------
David        1999    38,795                     15,575       34,000         85,000
Collins,                                                                    (6)
Acting
Chief
Financial
Officer,
Treasurer
and
Secretary
(5)
--------------------------

(1) All other compensation includes certain health and life insurance benefits paid by the Company on behalf of its employee.

(2) Dr. Swor did not receive any salary prior to June 1998 at which time the Company and he executed an Employment Agreement for a salary of $60,000 per year. Other compensation includes life insurance paid by the Company.


(3) Mr. Clark executed an Employment Agreement with the Company in June 1998 for an annual salary of $60,000. As a signing bonus, Mr. Clark received 50,000 shares of restricted stock in the Company which is valued at $50,000 and options to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.75 per share. The Company's options have no current trading value. Mr. Clark retired as President and Chief Executive Officer in January 2000.


(4) In April 1999, Mr. Clark and Mr. Collins received 12,000 and 34,000 shares of the Company's restricted Common Stock in lieu of salary in the amount of $7,812 due to Mr. Clark and consulting fees equal to $23,410 due to Mr. Collins.


(5) Mr. Lawrence executed an Employment Agreement with the Company in May 1997 for an annual salary of $50,000. Effective in January 1998, the salary of Mr. Lawrence was increased to $100,000 per year; however, he agreed to defer receipt of the additional amounts until a mutually agreed date. The Company began installment payments of the deferred amount on September 1, 1999. As consideration for the acquisition of the assets of Endex, Mr. Lawrence received 250,000 shares of restricted stock in the Company. Such shares were valued at the asset value of $13,657. In June 1998, the Company granted Mr. Lawrence options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $1.75 per share. The Company's options have no current trading value.


(6) Mr. Stuart acted as the Executive Vice President of the Company until June, 1998. Other compensation includes a portion of his health insurance premiums which were paid by the Company and life insurance.


           Option Grants in Last Fiscal Year

            The following table provides information regarding the grant of stock options during fiscal year 1999 to the named executive officers.

                            Individual Grants                            Potential realizable value at    Alternative to
                                                                         assumed annual rates of stock    (f) and (g):
                                                                         price appreciation for option    Grant date
                                                                         term                             value

Name        Number of     Percentage of     Exercise or    Expiration       5% $/sh (f)    10% $/sh (g)   Grant date
(a)         Securities    Total             base price     Date (e)                                       present value
            underlying    options/SAR'      ($/sh) (d)                                                    $/sh (f)
            Options/SA    s granted to
            R's           employees
            Granted       during fiscal
            (#) (b)       year (c)

G.           10,000        4.1%             $1.00          12/26/09         $1.63          $2.59          $1.00
Michael      10,000                         $1.00          12/31/08         $0.815         $1.295         $0.50
Swor
Frank M.     10,000        4.1%             $1.00          12/26/09         $1.63          $2.59          $1.00
Clark        10,000                         $1.00          12/31/08         $0.815         $1.295         $0.50

Donald K.    10,000       35.0%             $1.00          12/26/09         $1.63          $2.59          $1.00
Lawrence    150,000                         $1.00          05/24/09         $1.271         $2.02          $0.78
             10,000                         $1.00          12/31/08         $0.815         $1.295         $0.50
David        10,000       18.7%             $1.00          12/26/09         $1.63          $2.59          $1.00
Collins      65,000                         $1.00          01/18/09         $1.532         $2.435         $0.94
             10,000                         $1.00          12/31/08         $0.815         $1.295         $0.50

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

     The following table provides information regarding the aggregate exercises of options by each of the named executive officers. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1998, and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Company's Common Stock.

Year End Option Values for Executive Officers


Name               Exercised       Value Realized    No. of              Value of
                                                     Unexercised         Unexercised
                                                     Exercisable/        Exercisable/
                                                     Unexercisable       Unexercisable
---------------------------------------------------------------------------------------
G. Michael         0               0                 3,870,686/0          $  473,634/0
Swor

Frank M. Clark     0               0                   200,000/0          $        0/0


Donald K.          0               0                   100,000/0          $        0/0
Lawrence

James D. Stuart    0               0                       (1)                  (1)
(1)


(1)  Mr. Stuart was not an executive officer at the year end 1998 and the number
     of  unexercised   exercisable/unexercised  and  the  value  of  unexercised
     exercisable/unexercised options were not included in this table.

Employment Contracts

     The Company has an arrangement with Staff Leasing, a Florida licensed employee leasing company, and has entered into Employee Agreements with Dr. Swor and Mr. Lawrence and had an Employee Agreement with Mr. Clark prior to his retirement. Dr. Swor, Mr. Lawrence and Mr. Clark are or were treated as co-employees by Staff and the Company.

     The agreement with Dr. Swor was entered into on June 15, 1998 which was renewed June 1999.

Dr. Swor is employed as the Treasurer and Medical Director of the Company at an annual salary of $60,000. The agreement is for a term of one (1) year, which term is renewable year to year unless either party provides notice to the other within fourteen (14) days prior to the expiration that it seeks to terminate the agreement. Dr. Swor is required to devote such time as is required to fulfill his duties to the Company. Dr. Swor is reimbursed reasonable and necessary expenses incurred on behalf of the Company. Prior to the execution of this agreement, Dr. Swor received no salary for his services to the Company since its inception.

     The agreement with Mr. Clark was entered into on June 15, 1998 which was renewed June 1999. Mr. Clark is employed as the President and CEO of the Company for a term of one (1) year at a salary of $60,000, which term is renewable year to year unless either party provides notice to the other within fourteen (14) days prior to the expiration that it seeks to terminate the agreement. Mr. Clark is required to devote such time as is required to fulfill his duties to the Company. Mr. Clark is reimbursed reasonable and necessary expenses incurred on behalf of the Company. Mr. Clark received a signing bonus of 50,000 shares of restricted stock in the Company and was granted options to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.75 per share. Mr. Clark retired as President and Chief Executive Officer in January 31, 2000.

     The agreement with Mr. Lawrence was entered into on April 1, 1997 which was renewed April 1998 and April 1999. Mr. Lawrence is employed as the Marketing Director of the Company for a term of one (1) year at a salary of $50,000, which term is renewable year to year unless either party provides notice to the other within fourteen (14) days prior to the expiration that it seeks to terminate the agreement. Commencing January 1, 1998, Mr. Lawrence became the Executive Vice President of the Company. Effective January 1998, Mr. Lawrence's salary was increased to $100,000 per year; however, he agreed to defer receipt of the additional amount until a mutually agreed date. The Company began installment payments on the deferred amount of September 1, 1999. Mr. Lawrence is required to devote such time as is required to fulfill his duties to the Company. Mr. Lawrence is reimbursed reasonable and necessary expenses incurred on behalf of the Company.

Market Information

     The Common Stock of the Company is quoted on the OTC Bulletin Board under the symbol "SURG". The high and low bid information for each quarter for the years ending December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999 are as follows:


Quarter                     High Bid        Low Bid      Average Bid
 ----------------------------------------------------------------------
 First Quarter 1996              1/4           3/16          .218
 Second Quarter 1996             3/4           1/8           .445
 Third Quarter 1996              1/4           1/8           .177
 Fourth Quarter 1996             1/4           1/8           .176
 First Quarter 1997              1/4           3/32          .135
 Second Quarter 1997             1/4           3/32          .106
 Third Quarter 1997              3/8           1/8           .183
 Fourth Quarter 1997             9/64          1/8           .132
 First Quarter 1998             29/32          9/64          .215
 Second Quarter 1998           3-1/8          11/16         2.299
 Third Quarter 1998            2-9/64        1-9/64         1.646
 Fourth Quarter 1998            31/32         17/32          .750
 First Quarter 1999             13/16          1/3           .57
 Second Quarter 1999           1-7/8           7/16         1.156
 Third Quarter 1999            2-7/8         1-1/4          2.0625
 Fourth Quarter 1999          1-11/16         13/16         1.196

     The quotations may reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not reflect actual transactions.

           REPORT ON EXECUTIVE COMPENSATION BY THE STOCK COMPENSATION
                       COMMITTEE OF THE BOARD OF DIRECTORS

     The Stock Compensation Committee (the "Committee") comprises three members of the Board of Directors, each of which is an independent member at this time. It is the responsibility of the Committee to review, recommend and approve changes to the Company's compensation policies and benefits programs, to administer the Company's stock plans, including approving stock awards to directors, stock option grants to executive officers and certain other stock option grants, and to otherwise ensure that the Company's compensation philosophy is consistent with the Company's best interests and is properly implemented.

Compensation Philosophy

     The compensation philosophy of the Company is to (i) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's goals and (ii) directly link compensation to improvements in Company financial and operational performance and increases in Stockholder value as measured by the Company's stock price.

Compensation Program

     The Company's compensation program for all employees emphasizes variable compensation, primarily through performance-based grants of long-term, equity-based incentives in the form of stock options. Salaries at all employee levels are generally targeted at median market levels. The Company also maintains a cash-based incentive program with awards targeted to provide fully competitive levels of total cash compensation based on the degree of achievement of Company financial and operational performance measures.

     The Committee conducts ongoing reviews of total compensation levels, structure, and design with the assistance of independent members who are consultants to the Board of Directors. The objective of the reviews is to ensure that management and key employee total compensation opportunity links total compensation to the Company's performance and stock price appreciation and keeps pace with the Company's competitive trends.

     The Company has actively managed compensation levels to ensure that they are fully competitive and capable of retaining top performers over the long term. As a result of the competitive reviews and compensation actions, the Committee believes that the base salary, total cash compensation, and stock appreciation opportunities for senior management, as well as those of the broad employee population, are consistent with competitive market levels.

Base Salaries

     The Committee reviews each senior executive officer's salary annually. In determining appropriate salary levels, the Committee considers the officer's impact level, scope of responsibility, prior experience, past accomplishments, and data on prevailing compensation levels in relevant executive labor markets. Based on the findings of the most recent compensation review, the Committee is considering base salary increases for certain executive officers to be effective in fiscal 2000 which, will maintain total cash compensation levels in line with competitive levels and with the Company's compensation philosophy.

Stock Options and Awards

     The Committee believes that granting stock options on an ongoing basis provides officers with a strong economic interest in maximizing stock price appreciation over the longer term. The Company believes that the practice of granting stock options is critical to retaining and recruiting the key talent necessary at all employee levels to ensure the Company's continued success.

     Further, the Committee believes that stock awards to Directors is critical to recruiting and maintaining qualified persons to assist the Company in its continuing development.

     The Committee is responsible for administering the Company's stock programs, including Director awards, individual stock option grants to officers and aggregate grants to all plan participants. It is the Company's practice to set option exercise prices at not less than 100% of the stock fair market value on the date of grant. Thus, the value of the Stockholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years.

     In determining the size of stock option grants, the Committee considers the officer's responsibilities, the expected future contribution of the officer to the Company's performance and the number of shares which continue to be subject to vesting under outstanding options. In addition, the Committee examines the level of equity incentives held by each officer relative to the other officers' equity positions, their tenure, responsibilities, experience, and value to the Company.

     The Committee monitors the Company's equity-based compensation program on an ongoing basis to ensure that Stockholders' resources are used effectively and in the best interests of the Company. During the past several fiscal years, the Committee has monitored the program to ensure that dilution from stock option plans is managed within levels consistent with the Company's staffing levels, market value and prevailing levels of option dilution for growth companies. Over the past several years, the Company has steadily reduced the level of outstanding options as a percentage of Common Stock outstanding.

     The Committee will continue to monitor the Company's compensation program in order to maintain the proper balance between cash compensation and equity-based incentives and may consider further revisions in the future, although it is expected that equity-based compensation will remain one of the principal components of compensation.

     The Committee believes that the Company's stock option plans have been very effective in attracting, retaining, and motivating executives and employees of the Company over time and have proven to be an important component of the overall compensation program.

Policy on Deductibility of Compensation

            Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by Stockholders. Accordingly, the Committee has recommended that an Executive Incentive Plan be considered for the future, and, if determined to be in the best interest of the Company, submitted to the Company's Stockholders. The Committee has also approved the adoption of the 2000 Stock Plan and has recommended that such plan be submitted to the Company's Stockholders so that the options granted under the plan will be qualified as "performance- based" under Section 162(m) and the income recognized by participants upon exercise will be deductible by the Company.

                                        Very truly yours,


                                        Sam Norton,
                                        Chairman, Stock Compensation Committee

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors and officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than ten percent (10%) holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, except as noted below, based solely on review of the copies of the above-mentioned reports furnished to the Company and written representations regarding all reportable transactions, during the fiscal year ended December 31, 1998 and for the quarters ended March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999, all Section 16(a) filing requirements applicable to its Directors and officers and greater than ten percent (10%) beneficial owners were complied with on time. The Company became a reporting company subject to Section 16(a) on November 27, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There are no transactions between the Company and any of its officers, directors, principal shareholders, employees or consultants which have not been reported in the Company's filings with the Securities and Exchange Commission, except for the following:

     In May 1999, the Company granted Mr. Lawrence options to purchase 150,000 shares of the Company's restricted Common Stock under the 1999 ESOP for his work in developing the Long Term US Surgical agreement and for his contributions to the development of OASiS. At the same time, the Company granted options to purchase 1,000 shares under the 1999 ESOP to each of two (2) persons who assisted Mr. Lawrence in his efforts. The options are exercisable for a term of ten (10) years at an exercise price of $1.00 per share. The issuance was made pursuant to Section 4(2) of the Act and Rule 506.

     In June 1999, the Company granted options to purchase 25,000 shares of the Company's restricted Common Stock under the 1999 ESOP to each of its five (5) outside directors, that is Mr. Newmann, Mr. Norton, Dr. Saye, Mr. David Swor and Mr. Stuart. The options are exercisable for a term of ten (10) years at an exercise price of $1.72 per share. The issuance was made pursuant to Section 4(2) of the Act and Rule 506.

     In December 1999, the Company granted three (3) consultants a total of 12,500 shares, one person was granted 7,500 shares the Company's restricted Common Stock for his work with the Company's patents, one person was granted 2,500 shares of restricted Common Stock for his work on OASiS, and the third, a nurse at SMH, was granted 2,500 shares of restricted Common Stock for her work on OASiS. The nurse at SMH declined, stating that such grant would not be appropriate under SMH policy. The issuance was made pursuant to Section 4(2) of the Act and Rule 506.

     In December 1999, the Company executed the TK Loan Commitment with TK, as Agent and Lender, whereby TK agreed to make loans to the Company of up to $5,000,000 in installments for a period commencing with the date of the agreement and ending on November 30, 2002. The TK Loan Commitment permits instalments aggregating $500,000 in any 90-day period. The proceeds of the loan are to pay agent fees and for working capital purposes. The TK Loan Commitment provides that the offering has been conducted under Regulation S of the Act. Under the terms of the TK Loan Commitment, each installment is supported by a convertible note and security agreement and the Agent and Lender are granted warrants to purchase shares of the Company's Common Stock. Prior to each instalment, the Company is obligated to escrow shares under the terms of an escrow agreement. The convertible note bears interest at 8% per annum and may be prepaid at any time. The note is convertible at any time at the option of TK at the higher of (i) $.375 or (ii) the lower of $.8203 or 75% of the closing bid price of the Company's Common Stock on the conversion date. The security agreement grants TK a security interest in all of the Company's equipment, inventory, accounts, contract rights, chattel paper and instruments, and the proceeds of any of the collateral. Both the Lender's and the Agent's warrants are exercisable at $1.09375 per share, subject to defined adjustments. The warrants are exercisable 20% immediately and at the rate of 1% for each $25,000 of principal borrowed. The Company was obligated to issue 2,700,000 shares of its Common Stock to be held in escrow for the potential conversion under the notes or exercise of the warrants. TK acts as escrow agent for the shares and is authorized to release such shares upon receipt of a notice of note conversion notice or warrant exercise. The Company granted TK registration rights and is obligated to file a Form S-3 within sixty (60) days of the agreement. The Form S-3 registration is to cover 20,038,097 shares. In the event the Company's registration statement is not declared effective within 120 days of a specified deadline, the Company is required to pay a penalty equal to 2% of the principal amount of the loans outstanding plus the total number of warrant outstanding at their closing bid price. Under the terms of the TK Loan Commitment, an initial loan of $650,000 was made on December 30, 1999, the Lender was granted a warrant to purchase 3,428,571 shares and the Agent was granted a warrant to purchase 1,142,857 shares. The issuance of the securities was made pursuant to Regulation S of the Act.

     In December 1999, the Company granted options to purchase 2,500 shares of the Company's restricted Common Stock under the 1999 ESOP to two (2) persons who assisted the Company in its efforts over the year. The options are exercisable for a term of ten (10) years at an exercise price of $1.00 per share. In addition, at year end, the Company granted options exercisable for a term of ten (10) years at a price of $.75 per share under the 1999 ESOP to key employees and officers as follows:

            Dr. Swor               10,000
            Mr. Clark              10,000
            Mr. Lawrence           10,000
            Mr. Collins            10,000
            Kim Conroy              2,500
            Eric Hill              10,000
            Stacy Quaid             5,000
            Michael Williams       10,000

The granting of such options was made pursuant to Section 4(2) of the Act and Rule 506.

                              ELECTION OF DIRECTORS
                                    (Item 1)

            The Company's Bylaws provide for a Board of Directors, the number of which may be set from time to time by resolution. The Board of Directors currently consists of nine (9), all of which are standing for re-election.

            Background information appears below for each of the nominees for election as Directors. Although the Company does not anticipate that any of the persons named below will be unwilling or unable to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board of Directors.


Name                   Age                   Business Experience
-------                -----                 -------------------------

Dr. G. Michael Swor    42

                    Dr. Swor has served as Chairman of the Board and Medical/Technical Advisor of the Company since its inception in 1992, served as Treasurer to the Company from June, 1998 until January 31, 2000 and has served as Chief Executive Officer sinceFebruary 2000. Dr. Swor, a board certified, practicing physician with a specialty in OB/GYN, is the founder of Surgical. From 1992 until June 12, 1998, Dr. Swor also served as President and CEO. With a Masters in Business Administration, Dr. Swor's duties for the Company include investor relations, corporate financing, and overall corporate policy and management. He is a clinical assistant professor in the OB/GYN department at University of South Florida. Dr. Swor was the inventor of SutureMate(R)and Prostasert(TM) and the original holder of the patents issued to each of these products. Dr. Swor has written numerous articles, published the "Surgical Safety Handbook," and given numerous lectures on safety and efficiency in the surgical environment. His professional affiliations include American College of Surgeons, American College of Obstetrics and Gynecology and the Florida Medical

                    Association. From 1996 until the present, Dr. Swor has acted as an independent consultant for Concise Advise which provides consulting services related to product development, patent, research, distribution, joint venture, mergers and other business issues. From 1994 through 1996, Dr. Swor oversaw the operation of WDC. From 1987 through 1995,Dr. Swor was the managing partner of Women's Care Specialists/Physicians Services Inc. where he oversaw four
                    (4) physicians, two (2) practitioners and a staff of over twenty five (25). From 1987 through 1992, Dr. Swor was a partner and board member of Women's Ambulatory Services, Inc., a diagnostic testing facility. From 1982 through 1985, Dr. Swor was the President of University of Florida at Jacksonville, Health Sciences Center resident staff association with over 200 members. Dr. Swor received a B.A degree in 1978 from the University of South Florida, a M.D. degree from the University of South Florida College of Medicine in 1981, and an M.B.A. degree from the University of South Florida in 1998. From 1981 through 1985 he received his training in OB/GYN from the University of Florida
                    Department of Obstetrics and Gynecology in Jacksonville, Florida. He has received several special achievement awards including being honored by the University of South Florida in May, 1998 with the Alumni Award for Professional Achievement.


Frank M. Clark (1)  67

                    Mr. Clark has served as a Director since June 1998, served as CEO and President from June, 1998 to January 31, 2000 when he retired. Mr. Clark continues to provide consulting services to the Company. While President, Mr. Clark was responsible for the day to day operations of the Company and was responsible for new product development and manufacturing and manages new business ventures, including mergers, acquisitions, joint ventures, strategic alliances and licensing/ distribution agreements for the Company. Mr. Clark also serves on the Board of GenSci Regeneration Sciences, Inc. From 1991 to 1997, Mr. Clark was Chairman and CEO of Corporate Consulting Services Group where his primary activities were providing consulting services to start-up companies, under-performing companies and training people in career transitions. From 1984 to 1991, Mr. Clark was COO and Executive Vice President of Right Associates, a consulting firm with responsibilities for business development with Fortune 100 corporations for which he acted. He acquired a Los Angeles based consulting firm and became the Managing Principal. From 1981 to 1984, Mr. Clark was a Vice President of National Medical Care, a subsidiary of W.R. Grace, Inc. where his innovative marketing leadership helped the company recapture a dominant share of the dialysis market. From 1978 to 1981, Mr. Clark served as President, Corporate Vice President and a Director of R.P. Scherer, Inc., the world's leading producer of soft gelatin capsules where he was in charge of worldwide businesses. From 1959 to 1978, Mr. Clark was employed by Johnson & Johnson, Inc., first with Ethicon, Inc. where he served as a Vice President and Director, then with Ethnor Medical Products where he was a Vice President, General Manager and a Director and then with Stimulation Technology, where he served as Executive Vice President and a Director. From 1956 to 1958, Mr. Clark was employed by Federated Department stores in the executive training program at Bloomingdales in New York City. Mr. Clark received a certificate from Teachers College in Connecticut in 1955.


Donald K. Lawrence (1)   37

                    Mr. Lawrence has served as a Director since May 1997, served as Vice President, Sales & Marketing and Secretary from May, 1997 to January 31, 2000, served as Executive Vice President from January, 1998 to January 31, 2000 and has served as President and Chief Operating Officer since February 2000. Mr. Lawrence's responsibilities include sales management, market planning, advertising, and management for Compliance Plus products and acting as the Executive Director of OASiS. His arrival to the Company was facilitated by the Company's acquisition in 1997 of InterActive PIE Multimedia, Inc., of which Mr. Lawrence was founder and Chief Executive Officer. From February 1996 until February 1997, Mr. Lawrence was the CEO of InterActive PIE. From December 1991 until February 1996, Mr. Lawrence was employed by Ethicon Endo-Surgery/Johnson & Johnson as a surgical sales representative. From July 1989 until December 1991, Mr. Lawrence acted as a surgical sales representative for Davis and Geck. Prior to entering the area of medical device sales, from February 1985 until July 1989, Mr. Lawrence was an account executive with DHL Worldwide Express. During college, Mr. Lawrence was an independent dealer for
                    Southwestern Publishing Co. Mr Lawrence received a B.S degree in Marketing and Communications in 1984 from Appalachian State University.



David Collins(1)    58

                    Mr. Collins has served as a Director since January 1999, has served as the Acting Chief Financial Officer since March 1999 and has served as Secretary and Treasurer since
                    February 2000. Mr. Collins responsibilities include overseeing the financial affairs of the Company on a part time basis and he is currently engaged as a consultant to the Company. Mr. Collins devotes such time as is necessary to fulfill his duties to the Company. During 1997 and 1998, Mr. Collins was Controller for the Sales and Marketing Division for GES Exposition Services, a subsidiary of the NYSE listed Viad Corporation. From 1993 to 1996, Mr. Collins was General Manager and Chief Financial Officer of Spectra Services Corporation. From 1989 to 1992, Mr. Collins was a Partner and Consultant to Quantum Corporation, a venture capital firm. From 1977 to 1988, Mr. Collins rose from Controller to Vice President of Finance (1982) and then to Vice President of Finance and Chief Financial Officer (1984) of R.P. Scherer Corporation, a NYSE listed company. From 1975 to 1977, Mr. Collins was Vice President and Controller of Wheelhorse Products, a subsidiary of American Motors/Chrysler. From 1971 to 1975, Mr. Collins rose from Controller of the Midwest Dental Division to Vice President and Controller of the American Hospital Division of American Hospital Supply Corporation (1974). From 1969 to 1971, Mr. Collins was a Senior Auditor and Consultant in Public Accounting with Deloitte & Touche. Mr. Collins received a BSBA from Northwestern University in 1964 and a MBA from the Kellogg Graduate School of Management at Northwestern University in 1967. He became a Certified Public Accountant in the State of Illinois in 1971.

James D. Stuart     42

                    Mr. Stuart has served as a Director since 1993. Mr. Stuart served as Executive Vice President from 1993 until June, 1998 and initially acted as the Director of Marketing and Sales. During his time as an officer of the Company, Mr.
                    Stuart was responsible for new product development and manufacturing and manages new business ventures, including mergers, acquisitions, joint ventures, strategic alliances and licensing/distribution agreements for the Company. From November 1994 until July 1996, Mr. Stuart acted as President and CEO of WDC and was responsible for managing and operating the facility. From March 1986 until May 1993, Mr. Stuart was employed by Liquid Air Corporation, Buld Gases Division first as a Business Manager for South Florida and then as a Program Manager for Food Freezing. From February 1981 until February 1986, Mr. Stuart was employed by NCR
                    Corporation in the Systemedia Division initially as a Territory Manager and then as a Senior Account Manager. Mr. Stuart received a B.A. degree in marketing in 1980 from the University of South Florida.

Irwin Newman   51

                    Mr. Newman has served as a Director since 1993. Currently, Mr. Newman provides financial advisory services to the Board of Directors. From 1993 to the present, Mr. Newman has served as the President and CEO of Jenex Financial Services, Inc. ("Jenex"). Mr. Newman is the principal of Jenex. Mr. Newman is and has been a practicing attorney since 1973. From 1993 to 1998, Mr. Newman served as Vice President and General Counsel for Boca Raton Capital Corporation, a
                    publicly owned, NASDAQ listed investment holding company where he completed an Initial Public Offering for a $4 million subsidiary, completed a $3.5 million secondary offering and was responsible for shareholder and investor relations. From 1983 to 1988, Mr. Newman served with the New York Stock Exchange firms of Gruntal & Co. and Butcher and Signer, specializing in common and preferred stocks, options, municipal and corporate bonds and GNMA's. During part of this period, he broadcast a daily television market comments program over the Financial News Network. Mr. Newman received a B.S. degree in Business Administration from Syracuse University in 1970 and a J.D. degree from the University of Florida in 1973.

Sam Norton          40

                    Mr. Norton has served as a Director since 1992 and is the Chairman of the Stock Compensation Committee. Mr. Norton provides business and legal advisory services to the Board of Directors. Mr. Norton is an attorney with the firm Norton, Gurley, Hammersley & Lopez, P.A. in Sarasota, Florida. Mr. Norton practices primarily in the areas of real estate, banking, corporate and business transactions and is a Florida Bar board certified real estate specialist, having earned such certification in 1991. He has practiced law in Sarasota since 1985 and is the past Chairman of the Joint Committee of the Sarasota Board of Realtors/Sarasota County Bar Association. Mr. Norton is active in Sarasota civic organizations and currently serves as a member of the Board of Directors of Sarasota Bank. Mr. Norton graduated from the University of Florida in 1981 and earned a J.D. degree from Stetson University School of Law in 1984 where he graduated Cum Laude. While in law school, Mr. Norton was chosen to serve on the Law Review. He was admitted to the Florida Bar in 1985.

David Swor          67

                    Mr. Swor has served as a Director since 1992. Mr. Swor, who is the father of Dr. Swor, provides business advisory services for the Board of Directors. From 1985 until the present, Mr. Swor had been engaged in the real estate brokerage business as the owner of Swor, Inc. The firm specializes in the development of commercial real estate properties along with operating other related business interest, holdings and investment properties. From 1992 to the present, Mr. Swor has been a member of the Board of Directors of SunTrust Bank in Sarasota, Florida. From 1974 until 1985, Mr. Swor was a co-owner of the real estate firm of Swor & Santini, Inc. which specialized in commercial real estate and investments. From 1973 until 1975, Mr. Swor was a realtor with Russ Gorgone, Inc. From 1971 until 1973, Mr. Swor was Vice President and co-owner of Carroll Oil Company, which operated a Texaco distributorship in Fort Myers, Florida. From 1959 until 1971, Mr. Swor was a salesman for Texaco and from 1958 until 1959, Mr. Swor was in advertising sales for the Orlando Sentinel Star. Mr. Swor received a B.A. degree from the University of Kentucky in 1955 and holds teaching certificates from the states of Kentucky and Florida.

Dr. William B.Saye (1)  60

                    Dr. Saye has served as Medical Director of ALTC VirtualLabs since November 1998 and as a Director since January, 1999. Dr. Saye is the founder, CEO and Medical Director of ALTC. ALTC was started in 1990. Dr. Saye is also the Clinical Assistant Professor of OB/GYN for Emory University School of Medicine in Atlanta, Georgia. Dr. Saye, with another pioneering surgeon, made medical history when he performed the first laparoscopic cholecystectomy (removal of the gall bladder) in the United States. In the past nine (9) years, Dr. Saye has been instrumental in training more than 15,000 surgeons in various laparoscopic techniques and spearheaded the development of a new minimally invasive therapy, laparoscopic Doderlien hysterectomy. Dr. Saye received a BS from Georgia Institute of Technology in 1962 and his MD degree from Tulane University Medical School in 1965. Dr. Saye is board certified in Obstetrics and Gynecology and in Advance Operative Paparoscopy. Dr. Saye is the author of numerous articles on laparoscopic surgery and techniques.

Vote

     A plurality of the votes cast at the Meeting is required to elect each nominee as a Director. Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as Directors of such nominees.

     THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF EACH OF THE ABOVE NAMED INDIVIDUALS AS DIRECTORS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH ELECTIONS.

        AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION, AS AMENDED,
           TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
                                    (Item 2)

     The Company's Articles of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 20,000,000 shares of Common Stock, $.001 par value, and Preferred Stock, the aggregate number of which, the class or series of classes, whether a class is with or without par value, the relative rights and preferences and the limitations, if any, of which are determined by the Board of Directors. As of February 7, 2000, the Board of Directors of the Company approved an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 100,000,000 and to submit the proposed amendment to the Stockholders at this Meeting.

Purpose and Effect of the Amendment

The general purpose and effect of the proposed amendment to the Company's Certificate of Incorporation will be to authorize 80,000,000 additional shares of Common Stock. The Board of Directors believes that it is prudent to have the additional shares of Common Stock available for general corporate purposes, including payment of stock dividends, stock splits or other recapitalizations, acquisitions, equity financings, grants of stock options and to satisfy obligations relative to financing made available to the Company in December 1999.

            Although the Board of Directors has not decided to effect a stock split, the Board wants to maintain the ability to effect a stock split. The Company has never split its stock, but would like the ability to make such decision if it believes that it will improve the liquidity afforded its Stockholders or if it believes that it will allow the the Company's shares to become more attractive to individual investors when it is possible to acquire a larger number of them for the same total dollar amount. Prior to such determination, the Board of Directors will consider a number of factors, including general market conditions, in deciding whether or when to effect a stock split, and any of these factors could cause the Board to decide against effecting a stock split at any particular time. The Company has determined that securing Stockholder approval of 80,000,000 additional authorized shares of Common Stock would be appropriate in order to provide the Company with the flexibility to consider a combination of possible actions, including acquisitions or stock splits, that might require the issuance of additional shares of Common Stock.

            The Company currently has 20,000,000 authorized shares of Common Stock. As of December 31, 1999, the Company had approximately 14,515,373 shares issued and outstanding and of the remaining 5,484,627 authorized but unissued shares, the Company negotiated convertible debt and a commitment to lend up to $5,000,000 to the Company under terms which require the Company to reserve shares in connection with the possible conversion of such debt and to register initially 20,038,097 shares. Such commitment to register requires the Company to amend its Articles of Incorporation in any event. In addition, 10,000,000 shares are reserved pursuant to the Company's option plans.

            Except in connection with the reserved shares described above or the anticipated reserve for the contemplated convertible debt, the Company currently has no arrangements or understandings for the issuance of additional shares of Common Stock, although opportunities for acquisitions and equity financings could arise at any time. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

            The increase in the authorized number of shares of Common Stock could have an anti-takeover effect. If the Company's Board of Directors desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

Vote

            The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will be required to approve the amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 20,000,000 to 100,000,000.

            THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 to 100,000,000, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                    APPROVAL OF THE COMPANY'S 2000 STOCK PLAN
                                    (Item 3)

General

            The Company's Stockholders are being asked to approve the adoption of the Company's 2000 Stock Plan (the "2000 Plan"). The 2000 Plan will supercede the Company's existing stock option plans under which option grants have been made to officers, directors, employees and consultants of the Company. All of the Company's officers, directors, employees and select consultants are eligible to participate in the 2000 Plan. The 2000 Plan will become effective immediately upon such Stockholder approval. It is anticipated that, if approved by the Stockholders, the 2000 Plan will be used in lieu of the all other plans previously adopted by the Company. The 2000 Plan is similar to the Company's 1999 Revised ESOP.

            The 2000 Plan will be funded initially with 10,000,000 shares of Common Stock reserved for issuance under the plan. The Company has experienced the need, on occasion, to make grants of options to purchase restricted stock in connection with the hiring of officers and anticipates encountering such need in the future. Including stock options in the 2000 Plan will enable the Company to use awards of options in those instances the Company determines it appropriate and necessary in connection with the hiring or retention of selected employees.

            Further, the Company believes that to attract and maintain quality persons to act as Directors, it should have a mechanism to grant awards of restricted stock and/or options to purchase restricted stock when a new Director first joins the Board and annually upon reelection. Including stock awards and/or options to purchase restricted stock to Directors in the 2000 Plan will enable the Company to use awards and options in those instances the Company determines it appropriate and necessary in connection with the attracting and maintaining Directors.

            The Company's growth during recent years have generated substantial need for meaningful option grants to attract and retain talented employees critical to the Company's ongoing growth and success. In order to continue to attract and retain key talent, the Company must offer market competitive long-term compensation opportunities. Stock options, because of their upside potential and vesting requirements, are a key component in recruiting and retaining these employees.

            The Company's Board of Directors believes that the stock option plans have been very effective for these purposes over time and have proven to be an important component of the Company's overall compensation strategy for all employees. The Company is committed to broad- based participation in the stock option program by employees at all levels. Under the stock options program, all full-time employees are eligible for and most key employees receive option grants at hire and annually thereafter, in accordance with a performance assessment process. During fiscal year 1998, non-officer employees received 15.4% of the stock options granted and in fiscal year 1999, non- officer employees received 35.1% of the stock options granted. The Company believes that the stock option program, with its emphasis on highly competitive performance-based grants to nearly all employees, is important in order to maintain the Company's culture, employee motivation, and continued success.

            The Stock Compensation Committee of the Board of Directors (the "Committee") monitors the Company's stock programs on an ongoing basis to ensure that stock options and other stock awards are used effectively and in the best interests of the Company and its Stockholders.

            During the past fiscal year, the Committee has revised and monitored the program to ensure that dilution from stock option plans is managed within levels consistent with the Company's staffing levels and market value and taking into account market and industry analysis. By carefully managing Stockholder resources, the Company seeks to continue providing stock-price growth to Stockholders and meaningful performance-based compensation opportunities for its employee population.

            The Company is seeking Stockholder approval of the 2000 Plan in order for option grants under the 2000 Plan to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code and to allow for non-qualified awards of restricted stock to Directors. The 2000 Plan will be funded initially with 10,000,000 shares reserved for issuance under the plan.

            Pursuant to the Company's ESOP adopted in 1994, the Company has granted options to purchase 4,166,316 shares of the Company's Common Stock representing proceeds on exercise of $1,320,000, 708,329 shares of the Company's Common Stock representing proceeds on exercise of $708,329 under the 1998 Revised ESOP (without regard to the additional options to Dr. Saye which accrue at the rate of 8,333 per month after December 31, 1999) and 345,000 shares of the Company's Common Stock representing proceeds on exercise of $435,000 under the 1999 Revised ESOP to date.

            Pursuant to the Company's CSOP adopted in 1994, the Company has granted options to purchase 346,115 shares of the Company's Common Stock representing proceeds of $110,700 to the Company under the 1994 CSOP, options to purchase 129,000 shares of the Company's Common Stock representing proceeds of $114,500 to the Company under the 1998 Revised CSOP and 312,500 shares of the Company's Common Stock representing proceeds of $312,500 under the 1999 Revised ESOP to date.

            The  following  is a summary of the  principal  features of the 2000
Plan.

Material Features of the 2000 Plan

            The purpose of the 2000 Plan is to attract, retain and motivate employees, directors, officers and consultants through the issuance of awards to Directors and options to purchase Common Stock of the Company and to encourage ownership of Common Stock by most employees, directors and certain consultants of the Company. The 2000 Plan will be administered by the Stock Compensation

Committee of the Board of Directors (the "Committee"). Subject to the provisions of the 2000 Plan, the Committee determines the persons to whom awards and options will be granted, the number of shares to be covered by each award or option and the terms and conditions upon which an awards or option may be granted.

            All employees, directors and consultants of the Company and its affiliates (as defined in the 2000 Plan, "Affiliates") are eligible to participate in the 2000 Plan, although the Company has discretion in identifying those people who actually receive grants.

            Options granted under the 2000 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified stock options. Other than certain minimum requirements described below, the Committee has the discretion to fix the terms of options granted under the 2000 Plan. Incentive stock options may be granted under the 2000 Plan to employees of the Company and its Affiliates. Non- qualified stock options may be granted, in the Company's discretion, to consultants, directors and employees of the Company and its Affiliates.

            Directors of the Company may receive non-qualified stock awards and/or options as the sole form of compensation for their services (not including reimbursement of expenses). The 2000 Plan provides for an initial grant to each Director, upon first being elected or appointed to the Board of Directors, awards of 25,000 shares of Common Stock and/or options to purchase 25,000 shares of Common Stock (or such higher number of awards and/or options as determined by the Committee for recruitment purposes) if the Stock Compensation Committee or the Board decides to make the award. The 2000 Plan also provides for an annual grant on the date following the annual meeting of Stockholders of the Company of each year, after giving effect to the election of any director or directors at such annual meeting of Stockholders, to each Director (who has served for at least six months as a director) of an award of 25,000 shares of Common Stock and/or option to purchase 25,000 shares of Common Stock if the Stock Compensation Committee or the Board decides to make the award.

            All options granted under the 2000 Plan will (i) have an exercise price equal to the fair market value of the Common Stock on the grant date, (ii) have a term of ten years, and (iii) be immediately exercisable (subject to the rules under Section 16 of the Exchange Act).

            Incentive and non-qualified stock options granted under the 2000 Plan may not be granted with an exercise price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of incentive stock options granted to participants holding 10% or more of the voting stock of the Company). Stock options granted under the 2000 Plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to a participant holding more than 10% of the voting stock of the Company. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year under any incentive stock option plan of the Company by an employee may not exceed $100,000. An option granted under the 2000 Plan is not transferable by an optionholder except by (i) will or by the laws of descent and distribution or
(ii) as determined by the Committee and set forth in the Option Agreement. An option is exercisable only by the optionholder or one who receives the option pursuant to a permitted transfer.

          An incentive stock option granted under the 2000 Plan may be exercised after the termination of the optionholder's employment with the Company (other than by reason of death, disability or termination for cause as defined in the 2000 Plan) to the extent exercisable on the date of such termination, for up to thirty (30) days following such termination, provided that such incentive stock option has not expired on the date of such exercise. In granting any non-qualified stock option, the Committee may specify that such non-qualified stock option shall be subject to such termination or cancellation provisions as the Committee may specify. In the event of death or permanent and total disability while an optionholder is employed by the Company or within three (3) months of termination of employment, incentive stock options and non-qualified stock options may be exercised, to the extent exercisable on the date of termination of employment (as calculated under the 2000 Plan), by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of the optionholder's termination of employment (all as more specifically provided in the 2000 Plan). In the event of retirement, the optionee has ninety (90) days in which to exercise and all rights to exercise terminate in the event of termination for cause.

            If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares or if the Company issues any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon surrender of awarded stock or upon the exercise of an option or award granted under the 2000 Plan shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

            The Stockholders of the Company may amend the 2000 Plan. The 2000 Plan may also be amended by the Board of Directors or the Committee, provided that any amendment approved by the Board of Directors or the Committee which is of a scope that the Committee determines requires Stockholder approval, shall be subject to obtaining such Stockholder approval. The Committee may amend outstanding option agreements and terms of an award of stock as long as the amendment is not materially adverse to the participant. Amendments that are materially adverse to the participant can be effected only with the consent of the participant.

            The Committee has not made any awards or granted any options under the 2000 Plan. The maximum number of options that can be granted to an individual in any fiscal year of the Company may not exceed $100,000.

Federal Income Tax Considerations

            The following is a description of certain U.S. Federal income tax consequences of the issuance and exercise of options under the 2000 Plan:

            Incentive Stock Options. An incentive stock option ("ISO") does not result in taxable income to the optionee or a deduction to the Company at the time it is granted or exercised, provided that the optionee does not dispose of any acquired ISO shares within two years after the date the ISO was granted or within one (1) year after he acquires the shares (the "ISO holding period"). However, the difference between the fair market value of the stock on the date he exercises the option (and acquires the stock) and the option price therefor will be an item of tax preference includible in "alternative minimum taxable income." Upon disposition of the stock after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the stock. If the stock is disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize ordinary income, and the Company will have a corresponding deduction, in the year of the disposition equal to the excess of the fair market value of the stock on the date of exercise of the option over the option price. If the amount realized upon such a disqualifying disposition is less than the fair market value of the stock on the date of exercise, the amount of ordinary income will be limited to the excess of the amount realized over the optionee's adjusted basis in the stock.

     Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the optionee or deduction to the Company at the time of grant. When the Optionee exercises his or her option to purchase the stock, the amount of the excess of the then fair market value of the shares acquired over the option price is treated as supplemental compensation and is taxable as ordinary income. The Company is entitled to a corresponding deduction.

     Awards of Stock to Directors. The grant of an award of stock to a Director will result in taxable income to the recipient and a deduction to the Company at the time of grant.

     Deductibility of Compensation. If the Stockholders approve the 2000 Plan, options granted under this Plan will qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code, so as to allow the Company to take corresponding deductions for all supplemental income that Optionees realize upon the exercise of their stock options. Awards of stock granted to Directors under the 1999 Plan will not qualify as "performance based" compensation under
Section 162(m) of the Internal Revenue Code, Directors should not be deemed to be"covered employees," as such term is defined under Section 162(m), and therefore the Company should be able to deduct related expenses to the extent such expenses exceed $1,000,000 in any year. Reference is made to the Report of the Stock Compensation Committee, under "Deductibility of Compensation Expenses," above.

Approval

     The affirmative vote of a majority of the votes cast at the Meeting is required to approve the 2000 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE 2000 PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH PLAN UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (Item 4)

     The Board of Directors has appointed Kerkering, Barbario & Co., P.A., independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2000. The Board proposes that the Stockholders ratify this appointment. Kerkering, Barbario & Co., P.A. has audited the Company's financial statements since 1994. The Company expects that representatives of Kerkering, Barbario & Co., P.A. will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     In the event that ratification of the appointment of Kerkering, Barbario & Co., P.A. as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

Ratification

     The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the appointment of the independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                  OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                              STOCKHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy statement relating to the 2001 Annual Meeting of Stockholders, Stockholder proposals must be received no later than October 1, 2000. To be considered for presentation at the Annual Meeting, although not included in the proxy statement, proposals must be received no later than November 1, 2000, nor earlier than October 1, 2000. All Stockholder proposals should be marked for the attention of Corporate Secretary, Surgical Safety Products, Inc., 2018 Oak Terrace, Sarasota, Florida 34231.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                        By order of the Board of Directors:


                                        David Collins
                                        Corporate Secretary

Sarasota, Florida
February 7, 2000

                         SURGICAL SAFETY PRODUCTS, INC.

        THIS PROXY IS BEING SOLICITED BY SURGICAL SAFETY PRODUCTS, INC.'S
                               BOARD OF DIRECTORS

            The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated February 7, 2000 in connection with the Annual Meeting to be held at Surgical Safety Products Inc. on February 28, 2000 at 10:00 AM, located at 2018 Oak Terrace, Sarasota, Florida 34231 and hereby appoints Dr. Michael Swor, Frank Clark and Donald K. Lawrence and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Surgical Safety Products, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

            This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR each of the proposals set forth on the reverse side. With respect to the tabulation of proxies for purposes of the proposal to amend the Company's Articles of Incorporation to increase the authorized number of shares, abstentions and broker non-votes are treated as votes against the proposal.

            In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

            SEE REVERSE SIDE FOR ALL OF THE PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                               [SEE REVERSE SIDE]

[x] Please mark
    votes as in
    this example.

The Board of Directors recommends a vote FOR Proposals 1-4.

o Election of Nine (9)Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate).

Nominees:               G. Michael Swor, Frank M. Clark, Donald K.
                        Lawrence, James D. Stuart, Irwin Newman, Sam Norton,
                        David Swor, Dr. William Saye and David Collins.

FOR [  ]            [  ] WITHHELD
ALL                 FROM ALL
NOMINEES            NOMINEES

[  ] -----------------------------
     For all nominees except as noted above

                                            FOR        AGAINST    ABSTAIN

o   Amendment of Articles                   [ ]         [ ]         [ ]
    of Incorporation to increase
    the number of authorized shares.

o   Approval of the Company's 2000          [ ]         [ ]         [ ]
    Stock Plan.

o   Proposal to ratify the appointment of   [ ]         [ ]         [ ]
    Kerkering, Barbario & Co., P.A.as the
    Company's independent public accountants for the fiscal year ending December 31, 2000.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

     Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.




Signature:______________________   Date______     Signature:____________________

Date_______